                                                                     Exhibit 2.5

                            MANUFACTURING AGREEMENT


          This Manufacturing Agreement (the "Agreement") is made and entered into as of the ___ day of April, 1996, by and among Newpark Resources, Inc., a Delaware corporation ("Newpark"), JPI Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Newpark ("Newco"), Joseph E. Pouyer, an individual ("Pouyer"), and Uni-Mat International, Inc., a Texas corporation ("Uni-Mat"), with reference to the facts set forth below. Unless the context indicates otherwise, references herein to Newpark shall be deemed to include both Newpark and Newco. Uni-Mat and Pouyer are sometimes hereinafter collectively referred to as "Manufacturer".

          A. Newpark, Newco, Pouyer, Uni-Mat and J. Pouyer Interests, Inc., a Texas corporation (the "Company"), have entered into an Agreement and Plan of Reorganization, dated April 8, 1996 and as amended April 8, 1996 and April 17, 1996 (the "Acquisition Agreement"), which provides for the acquisition of the Company by Newpark pursuant to the merger of the Company with and into Newco (the "Merger"). Pouyer owns beneficially and of record all of the outstanding capital stock of the Company and Uni-Mat.

          B. Pursuant to the Merger, Newpark will acquire the exclusive right to use certain patents and other intellectual property rights owned by Pouyer, Uni-Mat and the Company in connection with the use, sale and lease in the United States of prefabricated mats for the site preparation industry (other than for sale or lease to any department, bureau or agency of the United States) and for certain other purposes. The parties have agreed that, after the closing under the Acquisition Agreement, Manufacturer will have a right of first refusal, on an order-by-order basis, to manufacture the products used, sold or leased by Newpark that incorporate the technology referred to in the preceding sentence. The parties desire to enter into this Agreement in order to set forth the terms and conditions applicable to Manufacturer's right of first refusal.

          C. Concurrently herewith, the parties are consummating the Merger and the other transactions contemplated by the Acquisition Agreement. The execution and delivery of this Agreement is a condition precedent to the obligations of the parties under the Acquisition Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

          1.  Definitions.
              -----------

              As used in this Agreement, the terms set forth below have the following meanings:
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          1.1  "Affiliate" of a specified person means any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified and, in the case of a natural person, includes the spouse, siblings, ancestors and lineal descendants of such person and the spouses of the siblings, ancestors and lineal descendants of such person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a person.

          1.2 "Excluded Rights" has the meaning given to it in the License Agreement.

          1.3 "License" has the meaning given to it in the License Agreement.

          1.4 "License Agreement" means the Amended and Restated License Agreement, dated April 8, 1996, by and between Pouyer and the Company. Pursuant to the Merger, Newco has succeeded to the rights of the Company under the License Agreement.

          1.5 "Person" or "person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, any governmental entity or department, bureau or agency thereof.

          1.6 "Products" means all products, including, without limitation, prefabricated mats used for the construction of temporary roads and worksites, which are based upon, utilize or otherwise incorporate the Technology.

          1.7 "Technology" means the patents, copyrights, patentable inventions and discoveries, Trade Secrets, applications and registrations relating to any of the foregoing and other intellectual property rights licensed by Pouyer to the Company (and Newco, as the successor-in-interest to the Company in the Merger) pursuant to the License Agreement.

      2.  Manufacture of Products.
          -----------------------

          2.1  Right of First Refusal.
               ----------------------

               Subject to the terms and conditions contained in this Agreement, Newpark hereby agrees that it will offer to Manufacturer, on an order by order basis, a right of first refusal to manufacture and sell to Newpark its requirements for Products during the term of this Agreement; provided, however, Manufacturer shall be entitled to manufacture and sell Products to Newpark only if the terms on which Manufacturer is willing to sell Products to Newpark, including the purchase price, payment terms and delivery dates, are at least as favorable to Newpark as the terms available from a third party manufacturer.

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          2.2  Order Procedures.
               ----------------

               (a) Each time Newpark desires to place an order for Products, Newpark shall deliver to Manufacturer a purchase order (the "Purchase Order") which shall designate:

                   (i) The items, quantities, delivery dates (based on reasonable lead times), shipping instructions and product specifications for the Products subject to the Purchase Order;

                   (ii) The unit price at which Newpark is able to obtain the Products from a third party manufacturer (which shall be the unit price at which Manufacturer will be required to sell the applicable Products to Newpark if Manufacturer accepts the Purchase Order); and

                   (iii) The applicable product warranties, which shall be equivalent to the product warranties offered to Newpark by a third party manufacturer.

Within five business days of its receipt of a Purchase Order, Manufacturer shall notify Newpark in writing whether it accepts or rejects the Purchase Order. Manufacturer shall be under no obligation to accept any particular Purchase Order. The terms and conditions applicable to each Purchase Order shall be as set forth in the original Purchase Order submitted by Newpark and as otherwise agreed upon by Newpark and Manufacturer at the time of acceptance of each Purchase Order. Any such additional terms and conditions shall be deemed to be incorporated in and to be a part of the applicable Purchase Order.

          (b) If Manufacturer accepts a Purchase Order, Manufacturer shall manufacture, sell and deliver the Products subject thereto in accordance with the terms and conditions of the Purchase Order, including, without limitation, the provisions thereof relating to purchase price, payment terms and delivery dates. Manufacturer may contract with any other person (a "Subcontractor") for the manufacture of the Products subject to a Purchase Order provided that the Subcontractor meets all standards and fulfills all obligations imposed on Manufacturer with respect to the manufacture of such Products, whether pursuant to this Agreement or the applicable Purchase Order. If Manufacturer utilizes the services of a Subcontractor, Manufacturer shall be responsible for overseeing the operations of the Subcontractor and for the compliance by the Subcontractor with all applicable requirements of the Purchase Order and this Agreement.

          (c) If Manufacturer rejects a Purchase Order, or if Manufacturer fails to accept the Purchase Order in writing within five days of its receipt thereof, or if Manufacturer otherwise is unable or unwilling to fill the Purchase Order on the terms submitted by Newpark pursuant to paragraph 2.2(a) (including, without limitation, the terms

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regarding purchase price, payment terms and delivery dates), Newpark shall have the absolute right to manufacture the Products subject to the Purchase Order, either directly or through the use of Subcontractors, and neither Newpark nor Manufacturer shall have any liability or obligation to one another with respect to the Products subject to such Purchase Order.

          (d) All risk of loss with respect to Products manufactured by Manufacturer for Newpark shall be borne by Manufacturer until the delivery of the Products to, and the acceptance of the Products by, Newpark in accordance with the terms of the applicable Purchase Order.

       3.  Term.
           ----

          The Term of this Agreement shall commence as of the date hereof and shall continue until terminated in accordance with the provisions of paragraph 6.

       4. Exclusivity.
          -----------

          Manufacturer agrees that it will manufacture and sell Products exclusively for and to Newpark and that, except for such manufacture and sale for and to Newpark, it shall not, during the term of this Agreement, or at any time thereafter during the term of the License Agreement, directly or indirectly, manufacture, sell, solicit or accept orders for Products or any products that are substantially similar to the Products; provided, however, nothing contained herein shall preclude Manufacturer from manufacturing, selling or leasing Products pursuant to the Excluded Rights or from performing its obligations under the contracts listed on Schedule 3.8(b) of the Acquisition Agreement. The term "directly or indirectly", as used in this paragraph, includes but is not limited to the manufacture, sale or lease by any person (other than Newpark) in which Pouyer or any of his Affiliates has any financial interest.

       5. Proprietary Rights of Newpark.
          -----------------------------

          Manufacturer acknowledges and agrees that, prior to Newpark's acquisition of the Company, (a) Newpark has been engaged in the business of manufacturing, providing, using, selling and leasing prefabricated mats for the construction of temporary roads and worksites for the site preparation industry and otherwise manufacturing, providing, using, selling and leasing temporary roads and worksites and materials, supplies, products and services related thereto and used in connection therewith, and (b) Newpark has manufactured prefabricated mats and other materials, supplies and products used in such business in accordance with proprietary rights owned or licensed by Newpark. Nothing contained herein shall in any way limit the right of Newpark to manufacture, provide, use, sell or lease products or services which are based upon, utilize or otherwise incorporate proprietary rights (other than the Technology) now or hereafter owned or licensed by Newpark, or in which

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Newpark now or hereafter has any interest, regardless of whether such products or services are competitive with, or substantially equivalent to, the Products, and nothing contained herein shall be deemed to grant to Pouyer, Uni-Mat or any of their Affiliates any interest in any such proprietary rights of Newpark or any right to use such proprietary rights, whether in the manufacture of Products pursuant to this Agreement or otherwise.

       6. Termination.
          -----------

          6.1  Grounds for Termination.
               -----------------------

               Newpark shall have the right to terminate this Agreement, by the delivery of a written notice of termination to Manufacturer, upon the occurrence of any of the following events:

          (a) The failure of Manufacturer to supply during any six month period at least fifty percent (50%) of Newpark's requirements for Products;

          (b) The failure of Manufacturer to fully, faithfully and promptly perform any material term, condition or covenant contained in this Agreement on its part to be performed or observed where such failure shall continue for a period of 30 days after written notice to Manufacturer from Newpark;

          (c) The failure of Manufacturer to fully, faithfully and promptly perform all of its obligations under two or more Purchase Orders during any period of 12 months;

          (d)  The death of Pouyer;

          (e) The failure of Pouyer to perform or observe any material term, condition or covenant contained in the License Agreement on his part to be performed; or

          (f) Either of Pouyer of Uni-Mat shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Pouyer or Uni-Mat seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding shall occur.

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     6.2  Effects of Termination.
          ----------------------

          (a) Upon the termination of this Agreement, except as otherwise provided in paragraph 6.2(d), all rights of Manufacturer hereunder shall cease, Manufacturer shall have no further right to manufacture Products, and Newpark shall have no obligation to offer to Manufacturer the opportunity to manufacture Products for or on behalf of Newpark. Without limiting the generality of the foregoing, unless Newpark otherwise agrees in writing, all Purchase Orders which Manufacture has not yet shipped as of the date of termination shall be deemed cancelled, and neither Newpark nor Manufacture shall have any further obligations with respect to Purchase Orders so cancelled.

          (b) From and after the termination of this Agreement, Newpark shall have the absolute right to manufacture all Products required in connection with the operation of its business and the sale or lease of Products to its customers, including the right to subcontract other persons to manufacture such Products, and Manufacturer hereby agrees that it will not take any action that could interfere with or delay Newpark's manufacture of Products as herein provided; provided, however, the rights granted herein to Newpark to manufacture Products shall include only the right to manufacture Products where the principal raw material used in the manufacture of such Products is wood and shall not extend to the manufacture of any Products where the principal raw material used in the manufacture of such Products is a synthetic material.

          (c) Any termination of this Agreement by Newpark shall be without prejudice to any remedy of Newpark arising from any current or prior breach by Manufacturer of any of the provisions of this Agreement or any Purchase Order, including, without limitation, Newpark's right to maintain an action for damages to the extent they may be recoverable.

          (d) Following the termination of this Agreement, Manufacturer shall continue to have the right to manufacture Products for sale or lease pursuant to the Excluded Rights and the contracts listed on Schedule 3.8(b) of the Acquisition Agreement, but for no other purpose whatsoever.

       7. Scope of License.
          ----------------

          Pouyer hereby acknowledges and agrees that the License granted to the Company under the License Agreement (and to Newco, as the successor-in-interest to the Company in the Merger) includes the right of Newpark and its Affiliates to practice and use the Technology to manufacture Products as and to the extent permitted by the terms of this Agreement, including, without limitation, the right to practice and use the Technology to manufacture any and all Products required by Newpark or its customers from and after the

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date of the termination of this Agreement (other than Products where the principal raw material used in the manufacture of such Products is a synthetic material).

       8. Confidentiality.
          ---------------

          Manufacturer shall, and shall cause its Affiliates to, keep in confidence and not use (except as otherwise required in connection with the performance of Manufacturer's obligations under this Agreement) or disclose to any other person any confidential or proprietary information, no matter when or how acquired, concerning the operations or business of Newpark, including, without limitation, names of customers, terms of contracts, technical know-how and processes, methods of operation, marketing methods, pricing and other policies.

       9. General.
          -------

          9.1  Indemnification.
               ---------------

               Each party agrees to indemnify, hold harmless and defend the other party from any and all losses, liabilities, costs and expenses, including reasonable attorneys' fees and court costs, resulting from any breach of any warranty, representation, covenant or agreement made by such party in this Agreement or in any Purchase Order or from any other act or omission of such party or its representatives, agents or employees.

          9.2  Independent Contractor.
               ----------------------

          Each party hereto is an independent contractor, and nothing contained herein shall be deemed to create between the parties the relationship of partners or joint venturers, and no party shall have any power to obligate any other party in any manner whatsoever, except as expressly provided herein.

          9.3  Obligations of Manufacturer.
               ---------------------------

               All obligations of Manufacturer hereunder shall constitute the joint and several obligations of Pouyer and Uni-Mat.

          9.4  Assignment; Parties Bound and Benefitted.
               ----------------------------------------

               Except for the right of Manufacturer to utilize the services of Subcontractors as provided in paragraph 2.2(b), Manufacturer may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Newpark. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Except as otherwise

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

specifically provided herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

     9.5  Notices.
          -------

          All notices, request, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 5:00 p.m., local time, (b) one business day after having been delivered to an air courier for overnight delivery, or (c) three business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

          If to Newpark:         Newpark Resources, Inc.
                                 3850 Causeway Boulevard
                                 Suite 1770
                                 Metairie, Louisiana 70002
                                 Facsimile: (504) 833-9506
                                 Attn:  James D. Cole

          If to Manufacturer:    c/o Uni-Mat International, Inc.
                                 503 Martin Street
                                 Houston, Texas 77018
                                 Facsimile:  (713) 697-1227
                                 Attn:  Joseph E. Pouyer


     9.6  Remedies Not Exclusive.
          ----------------------

          Except as specifically provided for elsewhere in this Agreement, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not constitute a waiver of the right to pursue other available remedies.

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     9.7  Attorneys' Fees.
          ---------------

          In the event that any proceeding is brought in connection with this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all costs, expenses and reasonable attorneys' fees incidental to any such proceeding.

     9.8  General.
          -------

          This Agreement contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them representing the subject matter hereof. This Agreement may be modified only by an agreement in writing signed by all parties hereto. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Terms used herein in any number or gender include other numbers or genders, as the contest may require. If any of the provisions of this Agreement are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, they shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement. This Agreement shall be governed by and construed, interpreted and enforced under the laws of the State of Texas. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                 Newpark Resources, Inc.


                                 By:  /s/ Matthew W. Hardey
                                     -----------------------
                                     Name:__________________
                                     Title:_________________



                                 JPI Acquisition Corp.


                                 By:  /s/ Matthew W. Hardey
                                     ----------------------
                                     Name:_________________
                                     Title:________________

                            [Signatures continued]

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

                                 Pouyer:


                                   /s/ Joseph E. Pouyer
                                  ---------------------
                                 Joseph E. Pouyer, individually



                                 Uni-Mat International, Inc.


                                 By:  /s/ Joseph E. Pouyer
                                     ---------------------
                                    Name:  Joseph E. Pouyer
                                    Title:  President

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